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LOUISIANA-PACIFIC CORPORATION
ANNUAL CASH INCENTIVE AWARD PLAN

Amended and Restated as of January 1, 2001

        THIS ANNUAL CASH INCENTIVE AWARD PLAN (the "Plan") was adopted by Louisiana-Pacific Corporation, a Delaware corporation ("Corporation"), effective March 1, 1997 and was amended as of July 31, 1999 and January 1, 2001. Capitalized terms that are not otherwise defined herein have the meanings set forth in Section 4.

SECTION 1.    INCENTIVE AWARDS

        1.1    Target Award.    Each Award opportunity will specify a targeted incentive opportunity (the "Target Award") expressed either as a dollar amount or as a percentage of a Participant's regular annualized base salary.

        1.2    Incentive Awards.    The amount paid for each Award will be equal to the product of:

          a)    The Total Success Percentage for the Participant for the Plan Year; multiplied by

          (b)  The Participant's Target Award for the Plan Year.

However, in no event may a Participant's Award payment for a Plan Year exceed the lesser of (i)150 percent of the Participant's Target Award, or (ii)$1,250,000.

        1.3    Performance Goals.    The Goals that will be used to measure a Participant's Award will consist of one or more of the following:

          a)    Corporate Goals measuring financial performance related to the Corporation as a whole. Corporate Goals may include one or more measures related to earnings, profitability, efficiency, or return to stockholders and may include earnings, earnings per share, operating profit, stock price, costs of production, or other measures, whether expressed as absolute amounts, as ratios, or percentages of other amounts. Success may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

          (b)  Business Unit Goals measuring financial or strategic performance of an identified business unit for which a Participant has responsibility. Strategic Business Unit Goals may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial Business Unit Goals may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

          (c)  Individual Goals measuring success in developing and implementing particular tasks assigned to an individual Participant. Individual Goals will naturally vary depending upon the responsibilities of individual Participants and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

        1.4    Weighting of Goals.    Each Goal will be weighted with a Weighting Percentage so that the total Weighting Percentages for all Goals used to determine a Participant's Award is 100 percent.

        1.5    Achievement Percentage.    Each Goal will also specify the Achievement Percentages (ranging from 0 to 150 percent) to be used in computing the payment of an Award based upon the extent to which the particular Goal is achieved. Achievement Percentages for a particular Goal may be based on:

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  An "all or nothing" measure that provides for a specified Achievement Percentage if the Goal is met, and a zero Achievement Percentage if the Goal is not met;

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  Several levels of performance or achievement (such as a Threshold Level, a Target Level, and a Maximum Level) that each correspond to a specified Achievement Percentage; or

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  Continuous or numerical measures that define a sliding scale of Achievement Percentages.

        1.6    Computation of Awards.    As soon as possible after the completion of each Plan Year, a computation will be made for each Participant of:

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  The extent to which Goals were achieved and the corresponding Achievement Percentages for each Goal:

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  A Weighted Achievement Percentage for each Goal equal to the product of the Achievement Percentage and the Weighting Percentage for that Goal;

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  The Total Success Percentage equal to the sum of all the Weighted Achievement Percentages for all the Participant's Goals; and

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  An Award amount equal to the product of the Total Success Percentage and the Participant's Target Award.

        1.7    Right to Receive Award.    A Participant must continue Employment with Corporation until the end of a Plan Year in order to be entitled to receive an Award for that Plan Year. Awards may be subject to such additional requirements regarding length of employment as may be specifically approved by the Committee. If a Participant terminates Employment with Corporation before the end of the Plan Year for a reason other than death, Disability, or Approved Retirement, the Participant will not be entitled to any Award for that Plan Year. If a Participant terminates Employment with Corporation before the end of the Plan Year due to death or Disability, the Participant or the Participant's beneficiary or estate will be entitled to an Award equal to 100 percent of the Participant's Target Award. If a Participant terminates Employment with Corporation by reason of Approved Retirement prior to the expiration of the Plan year, the Participant will be entitled to an Award computed as follows:

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  The Total Success Percentage will be determined after the end of the Plan Year as if the Participant had remained an Employee for the entire Plan Year; and

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  The Participant's Award computed pursuant to Section 1.6 will be prorated based on the number of days before and the number of days after the effective date of the Approved Retirement.

        1.8    Payment of Awards.    Each Participant's Award will be paid in cash in a lump sum within 30 days after the amount of the Award has been determined. Payment of any Award may be made subject to such additional restrictions or limitations, in addition to those related to the attainment of performance goals, as may be expressly provided for under the Louisiana-Pacific Corporation Management Incentive Plan and made applicable to such Award.

SECTION 2.    ADMINISTRATION

        For each Plan Year, the Committee will approve the Target Awards for all Participants and will approve Corporate Goals and Achievement Percentages for the Corporate Goals. After the end of each Plan Year, the Committee will certify the extent to which the Corporate Goals have been achieved. In addition, the Committee will have exclusive authority to establish Goals, Weighting Percentages, and

Achievement Percentages, to certify achievement, and to take all other actions with respect to Awards for Corporation's Chief Executive Officer and any other Participants that the Committee determines may be subject to Section 162(m) of the Internal Revenue Code of 1986.

SECTION 3.    MISCELLANEOUS

        3.1    Nonassignability of Benefits.    A Participant's benefits under the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

        3.2    No Right of Continued Employment.    Nothing in the Plan will confer upon any Participant the right to continued Employment with Corporation or interfere in any way with the right of Corporation to terminate the person's Employment at any time.

        3.3    Amendments and Termination.    The Committee has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

SECTION 4.    DEFINITIONS

        For purposes of this Plan, the following terms have the meanings set forth in this Section 4:

        "Achievement Percentage" means a percentage (from 0 to 150 percent) corresponding to a specified level of achievement or performance of a particular Goal.

        "Approved Retirement" means termination of employment with an Employer after Participant attains age 60, but only if such retirement is approved by Corporation's Chief Executive Officer, in his sole discretion.

        "Award" means an incentive award under the Plan.

        "Corporation" means Louisiana-Pacific Corporation, a Delaware corporation.

        "Committee" means the Compensation Committee of the Board.

        "Disability" means the condition of being permanently unable to perform Participant's duties for an Employer by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

        "Employee and Employment" both refer to service by Participant as a full-time or part-time employee of Corporation, and include periods of illness or other leaves of absence authorized by Corporation.

        "Goal" means one of the elements of performance used to determine Awards under the Plan as described in Section 1.3.

        "Participant" means an eligible employee selected to participate in the Plan for all or a portion of a Plan Year.

        "Plan Year" means a calendar year.

        "Target Award" means the targeted incentive award for a Participant for a Plan Year as provided in Section 1.1.

        "Total Success Percentage" means the sum of the Weighted Achievement Percentages for each Goal for a Participant.

        "Weighted Achievement Percentage" means the product of the Achievement Percentage and the Weighting Percentage for a Goal as provided in Section 1.6.

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LOUISIANA-PACIFIC CORPORATION ANNUAL CASH INCENTIVE AWARD PLAN Amended and Restated as of January 1, 2001